Exhibit 10.1

[*]	Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (“Agreement”) is entered into this 9th day of May 2025 (“Effective Date”), by and between New Day Diagnostics LLC, a Delaware limited liability company with a principal place of business at 2730 Cherokee Farm Way, Suite 300, Knoxville, TN 37920 (“Licensor”), and Hepion Pharmaceuticals, Inc., a Delaware corporation with a place of business at 55 Madison Ave, Suite 400- PMB# 4362, Morristown, New Jersey 07960 (“Licensee”). Licensee and Licensor are referred to in this Agreement each as “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor is the licensee of, and has the right to license or sublicense to Licensee, the Licensed Intellectual Property (as defined below) and Licensed Marks (defined below) relating to certain medical devices; and

WHEREAS, Licensee desires to license the Licensed Intellectual Property and Licensed Marks as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS.

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1 Action. “Action” shall mean any action, suit, proceeding, claim, demand, audit or investigation by or before any Governmental Entity, and any other arbitration, mediation or similar proceeding.

1.2 Affiliate. “Affiliate” means, with respect to a Party, each person or entity that directly or indirectly Controls, is controlled by, or is under common Control with such Party. Except as expressly provided in this Agreement, a person or entity shall be deemed an Affiliate of a Party only for so long as such Control exists. “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

1.3 Calendar Quarter. “Calendar Quarter” shall mean the three (3) month period commencing on January 1 and each successive three (3) month period thereafter.

1.4 Calendar Year. “Calendar Year” shall mean the twelve (12) month period commencing on January 1 and each successive twelve (12) month period thereafter.

1.5 Confidential Information. “Confidential Information” shall mean any and all (a) ideas, information and materials that are the subject of reasonable efforts to maintain confidentiality and are not generally known, whether or not rising to the level of a trade secret, and (b) trade secrets, know-how and confidential or other proprietary information relating to technical, financial or business matters, whether patentable or unpatentable, including inventions, concepts, discoveries, ideas, technologies in development, formulae and information, manufacturing, engineering, and other drawings and manuals, recipes, technology, manufacturing processes, test processes, specifications, algorithms, models, methodologies, designs, lab journals, notebooks, schematics, data, plans, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information, including those related to products or processes under development, product specifications, data, graphs, drawings, samples, past, current and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs, computer software and database technologies, systems, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, notes, analysis, compilations, studies, summaries, and any other information, however documented, that is marked or customarily treated by a Party as confidential and other material containing or based, in whole or in part, on any information included in the foregoing. For clarity, Confidential Information shall be deemed to include the terms and conditions of this Agreement.

1.6 Disclosing Party. “Disclosing Party” is defined in Section 7.1 below.

1.7 Disposition Period. “Disposition Period” is defined in Section 5.4 below.

1.8 Effective Date. “Effective Date” is defined in the recital.

1.9 FDA. “FDA” shall mean the United States Food and Drug Administration and any successor agency or authority thereto.

1.10 Force Majeure Event. “Force Majeure Event” is defined in Section 10.1(a) below.

1.11 Governmental Entity. “Governmental Entity” shall mean any United States or non-United States federal, national, supranational, state, provincial, municipal, local or other government, or any governmental, regulatory, self-regulatory or administrative authority, branch, agency, board, bureau, instrumentality, organization, department or commission, or any court, tribunal, or arbitral or judicial body (including any grand jury), including, without limitation the FDA in the U.S.

1.12 Joint Invention. “Joint Invention” is defined in Section 8.4(b) below.

1.13 Indemnifying Party. “Indemnifying Party” is defined in Section 6.5 below.

1.14 Indemnitee. “Indemnitee” is defined in Section 6.5 below.

1.15 Infringement. “Infringement” is defined in Section 3.2(a) below.

1.16 Kit. “Kit” means a product that contains one or more Licensed Products that is sold for a single price in combination with other components for which no royalty would be due under this Agreement if sold separately.

1.17 Know-How. “Know-How” shall mean all confidential and non-confidential information, trade secrets, know-how, show-how, technical or non-technical data, formulas, patterns, compilations, programs, devices, prototypes, processes, procedures, methods, techniques, reports, software or models and related documentation, specifications, drawings, designs, test data and results, all design history files and associated records, all device master records (including, without limitation, all CAD files, drawings, specifications, manuals, quality procedures and process validations), all engineering change orders, all complaint files, all clinical data potentially useful for marketing or CE marking purposes, all Regulatory Approvals and Regulatory Documentation (including without limitation all 510(k) or PMA submissions), analytical and quality control data, supplier lists, tooling, and all sales and marketing materials and literature, and other proprietary information and ideas related thereto, including all changes, modifications, improvements thereto and derivations thereof, whether or not protectable under patent, copyright, trademark, or other legal principles, that are owned by, assigned to, or controlled by Licensor now or in the future applicable to the Licensed Products.

1.18 Law. “Law” shall mean any statute, law, ordinance, regulation, rule, code, executive order, promulgation, resolution, standard, injunction, judgment, writ, award, stipulation, ruling, determination, decree or order of any Governmental Entity.

1.19 “Licensed Intellectual Property” means (a) all provisional patent applications, patent applications, and patents set forth in Appendix II attached hereto (the “Licensed Patents”); (b) all provisional patent applications, patent applications, patents or other similar governmental grants or issuances worldwide (i) from which any of the Licensed Patents directly or indirectly claims priority and/or (ii) for which any of the Licensed Patents directly or indirectly forms a basis for priority; (c) all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, and divisions, worldwide, of, and all patents and patent applications whose priority is based upon or in common with, any provisional patent application, patent application, patent or other governmental grant or issuance set forth in clauses (a) and/or (b); (d) all rights derived from the Second Amended and Restated License and Distribution Agreement dated as of October 26, 2023 between Licensor and Labsystems Diagnostics OY (the “Labsystems License”) and the Amendment to the Second Amended and Restated License and Distribution Agreement dated April 29, 2025 between Licensor and Labsystems Diagnostics OY as set forth in Appendix III attached hereto (the “Amendment”, as amended, together with the Labsystems License, the “License and Distribution Agreement”); and (e) Know-How associated with the development, production, and manufacturing of the tests including optimized antibodies, conjugate and membrane chemistry, buffer formulations, and quality-control processes (the “Licensed Know-How”).

1.20 “Licensed Intellectual Property Rights” means, collectively, the Licensed Patents, Licensed Inventions, Licensed Know-How, and the Other Rights.

1.21 “Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equitable interest, right of possession, lease, option, right of first refusal, preemptive right, imperfection of title, or transfer restriction or condition or any claim for any of the foregoing.

1.22 Licensed Marks. “Licensed Marks” shall mean the trademarks, service marks, and logos listed on Appendix II attached hereto.

1.23 Licensed Products. “Licensed Products” shall mean the devices identified on Appendix I attached hereto that incorporate the Licensed Intellectual Property, including any derivatives thereof.

1.24 Losses. “Losses” shall mean all losses, liabilities, claims, obligations, damages, interest, awards, judgments, settlements, penalties, fees, costs, and expenses (including all reasonable attorneys’ fees, costs, and expenses incurred in investigating, preparing for or defending any of the foregoing).

1.25 Net Sales. “Net Sales” shall mean the gross sales price for all Licensed Products sold, leased or otherwise transferred by Licensee, its Affiliates or Sublicensees to any Third Party throughout the Territory during each Calendar Quarter, less the following amounts actually incurred or paid by Licensee, its Affiliates or Sublicensees during such Calendar Quarter, in accordance with Generally Accepted Accounting Principles (“GAAP”): (a) customary trade, cash or quantity discounts or rebates actually taken, including discounts or rebates to governmental or managed care organizations; (b) customary credits or allowances actually given or made for rejection of, and for uncollectible amounts on, or return of previously sold Licensed Products (including Medicare and similar types of rebates customarily granted in the industry; (c) customary charges for insurance, freight, and other transportation costs directly incurred by Licensee, its Affiliates or Sublicensees related to the delivery of the Licensed Products, to the extent included in the gross invoiced sales price; (d) any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of a Licensed Product (including any tax such as value added or similar tax or governmental charge) borne by Licensee, its Affiliates or Sublicensees, other than franchise or income tax of any kind whatsoever, to the extent separately stated on such purchase order, invoice or other document of sale; and (e) any import or export duties or their equivalent actually incurred by Licensee, its Affiliates or Sublicensees, if any. Where Licensed Products are not sold, but are otherwise disposed of, the Net Sales of such products for the purposes of computing royalties will be the sales price at which products of similar kind and quality, sold in similar quantities, are currently being offered for sale by Licensee; provided that Licensed Products given away as samples solely for promotional purposes shall be excluded from the computation of royalties. “Net Sales” shall not include sales or transfers between Licensee and its Affiliates or Sublicensees, unless the Licensed Product is consumed by the Affiliate or Sublicensee. In order to assure Licensor the full royalty payments contemplated in this Agreement, for the avoidance of doubt, Licensee agrees that in the event any Licensed Products are sold, leased or transferred to an Affiliate or Sublicensees for purposes of resale to a Third Party, Net Sales shall be computed on the gross sales price at which such Affiliate or Sublicensee sells such products to its customer and not on the price that such Affiliate or Sublicensee paid to Licensee for such products.

To the extent the Licensed Products are sold as part of a Kit and not individually, Net Sales, for the avoidance of doubt, shall be calculated using the gross retail sales price of the Kit and not the sales price if such Licensed Products were sold individually. Net Sales for each Kit shall be calculated the same as the above, with any reference to a Licensed Product to be replaced with a reference to all products comprising the Kit. The Net Sales for each Kit shall be allocated to the Licensed Products contained in the Kit on a pro rata basis based on the average list price of all products comprising the Kit by multiplying the Net Sales for each Kit with the fraction A over B, where A is the average list price of the Licensed Product in such Kit (or the sum of the average list price of each Licensed Product in the Kit in cases where there is more than one (1) component in such Kit) in the Territory if sold alone in the same reporting period, and B is the average list price per Kit in the Territory in the same reporting period. If one or more components of any such Kit, which would be Licensed Products if sold alone, are not sold as stand-alone products, A shall have the value equal to the number of active components that would be Licensed Products if sold as standalone products, and B shall be equal to the total number of active components.

1.26 Milestones Payments. “Milestone Payments” are defined in Section 4.1(c) below.

1.27 New Product. “New Product” is defined in Section 8.4(c) below.

1.28 Other Rights. “Other Rights” means the additional interests, rights and causes of action related to the Licensed Intellectual Property set forth in Section 2.5.

1.29 Patents. “Patents” shall mean all rights in or to all U.S. or foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisionals, certificate of invention, and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications and any other governmental grant for the protection of inventions or industrial designs.

1.30 Person. “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity.

1.31 “Prosecution History and Patent Evaluation Files” means all tangible and electronic files, documents, and tangible materials, as those terms have been interpreted pursuant to rules and laws governing the production of documents and materials, constituting, comprising, or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion, or enforcement of the Licensed Patents.

1.32 Receiving Party. “Receiving Party” is defined in Section 7.1 below.

1.33 Regulatory Approvals. “Regulatory Approvals” shall mean any and all approvals, clearances, product and establishment licenses, registrations or authorizations of any kind issued by the FDA in the U.S. or equivalent Governmental Entity in the Territory, to permit commercial distribution of Licensed Products in the Territory, including without limitation a 510(k) clearance and Premarket Approval (PMA). Appendix II contains a list of Regulatory Approvals, as may be updated from time to time.

1.34 Regulatory Documentation. “Regulatory Documentation” shall mean one copy of Regulatory Approvals and all correspondence submitted to or received from the FDA or any similar Governmental Entity (including minutes and official contact reports relating to any communications with the FDA or similar Governmental Entity) and all supporting documents and data comprising the foregoing.

1.35 Representatives. “Representatives” shall mean, with respect to any Person, the officers, directors, principals, employees, agents, advisors, bankers, counsel, and other representatives of such Person.

1.36 Royalty Payments. “Royalty Payments” is defined in Section 4.1 below.

1.37 Sublicensee. “Sublicensee” shall mean any Third Party to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement pursuant to the terms set forth in Section 2.3 below.

1.38 Term. “Term” is defined in Section 5.1 below.

1.39 Territory. “Territory” shall mean worldwide; provided that the Territory is further subcategorized as by the “Exclusive Territory” and the “Non-Exclusive Territories” identified on Appendix I.

1.40 Third Party. “Third Party” shall mean any Person other than Licensor or Licensee or their Affiliates.

2. LICENSE GRANTS.

2.1 Technology License Grants. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term, and Licensee hereby accepts, (i) an exclusive (even as to Licensor), irrevocable, non-transferable (expect as provided in Section 10.8), and sublicenseable (subject to Section 2.3) license under the Licensed Intellectual Property Rights to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, export, have exported, otherwise exploit and dispose of, and otherwise have exploited and disposed of, the Licensed Products in the applicable Exclusive Territory identified on Appendix I; and (ii) a non-exclusive, irrevocable, non-transferable (except as set forth in Section 10.8), sublicenseable (subject to Section 2.3) license under the under the Licensed Intellectual Property Rights to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, export, have exported, otherwise exploit and dispose of, and otherwise have exploited and disposed of, the Licensed Products in the applicable Non-Exclusive Territory identified on Appendix I.

2.2 Trademark License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term, and Licensee hereby accepts, an irrevocable, non-transferable (except as provided in Section 10.8), and sublicenseable (subject to Section 2.3) license to use, reproduce and display the Licensed Marks solely in connection with the manufacture, sale, promotion, distribution and advertisement of the Licensed Products in the applicable Territory. The foregoing license shall either be exclusive or non-exclusive based on the corresponding Licensed Product and Territory identified in Appendix I.

2.3 Sublicenses by Licensee. Licensee may sublicense all or any portion of the foregoing rights on terms consistent with the terms of this Agreement, upon the prior written consent of Licensor. Licensee shall provide Licensor a copy of any such sublicense promptly after entering into a definitive sublicense agreement with any such Third Party. Licensee shall be responsible and liable for the acts and omissions of its Sublicensees in connection with such Sublicensees’ exploitation of the Licensed Intellectual Property, including the manufacture, use, sale, promotion, distribution, import, export or disposal of the Licensed Products. Except as Licensor may, in its discretion, agree to in writing, any such sublicense shall terminate upon the termination or expiration of this Agreement.

2.4 Quality Control of Trademark Use. The Parties agree that the quality of the Licensed Products shall be of substantially similar quality in all material respects as products that are offered by Licensor and that are covered by Licensed Intellectual Property. Licensee agrees that Licensor has the right to monitor the use of the Licensed Marks and otherwise request reasonable information from Licensee or its Sublicensees related thereto to ensure compliance with this Agreement. Licensee agrees that the nature and quality of all Licensed Products offered by Licensee or its Sublicensees in connection with the Licensed Marks (and all materials and services related thereto) shall conform to reasonable industry standards, and that Licensee and its Sublicensees will not materially depart therefrom during the Term. Licensee shall not attempt to file for, acquire or otherwise claim any title to any of the Licensed Marks, and acknowledges that all rights in and to the Licensed Marks (including without limitation all derivatives thereof and improvements thereto, and all protections associated with the same) and the goodwill pertaining thereto inure to and belong exclusively to a Licensor. Any material failure by Licensee to comply with this Section 2.4 shall be deemed a material breach of this Agreement.

2.5 Other Rights. The rights, title and interest licensed to Licensee under this Agreement shall include, without limitation, all of Licensor’s right, title, and interest in and to:

(a) any inventions and discoveries claimed in any Licensed Intellectual Property (collectively, the “Licensed Inventions”) and any invention disclosures related to any of the Licensed Inventions.

(b) all rights to apply, in any or all jurisdictions expressly identified in Appendix I, for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type, or any other form of intellectual property right protection, with respect to any Licensed Invention, including, without limitation, the right to file for any patent applications under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;

(c) any causes of action (whether currently pending, filed or otherwise) and all other enforcement rights and rights to remedies under, on account of, or related to, any Licensed Intellectual Property, including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief. and (iii) other remedies of any kind for past, current and future infringement, misappropriation of violation of rights and all rights to sue for any of the foregoing.

(d) all rights to collect past and future royalties and other payments under, on account of, or related to any of the Licensed Intellectual Property and/or any of the foregoing clauses (a) through (c); and

(e) all other rights and interests in the jurisdictions identified in Appendix I, arising out of, in connection with or in relation to the Licensed Intellectual Property and/or the Licensed Inventions.

2.6 Flow Down; Reservation of Rights. This Agreement is subject to the terms of the License and Distribution Agreement. Licensor expressly reserves and retains all ownership and other rights in and to the Licensed Marks and Licensed Intellectual Property for use in connection with the Licensed Products not expressly granted herein. The licenses granted herein are not intended to be and shall not be construed as an assignment, in whole or in part, of any Licensed Intellectual Property, Licensed Mark or other intellectual property rights of a Licensor.

2.7 Disclosure; Transfer. Subject to the provisions of this Agreement, immediately on or after the Effective Date, and for the purpose of enabling Licensee to exercise more fully its rights granted under this Agreement, Licensor shall (i) provide to Licensee all Licensed Know-How at such time and in such manner and format as reasonable requested by Licensee, (ii) execute and deliver to Licensee, a list of prosecution counsel for the applicable Licensed Intellectual Property, (iii) deliver to Licensee a completed docketing spreadsheet with respect to the applicable Licensed Intellectual Property, (iv) send to Licensee, electronically, the electronic copies of the Prosecution History and Patent Evaluation Files in the possession of License for the applicable Licensed Intellectual Property, and (v) provide a copy of an executed additional amendment to the Amendment to state that the Amendment supersedes all prior agreements and understandings between the parties, oral or written with respect to the subject matter of the Amendment. Within ten (10) days after the Effective Date, Licensor shall send to Licensee, via Federal Express or other reliable overnight delivery service or by hand delivery, complete copies of the Prosecution History and Patent Evaluation Files in the possession of Licensor (or in its counsel’s possession) for the applicable Licensed Intellectual Property, including, without limitation, any certificates of patents (to the extent in Licensor’s or its counsel’s possession).

2.8 Reasonable Assistance. Upon at least five business days’ prior written notice (thirty (30) days prior written notice if travel is required), and Licensee’s sole option and expense, Licensor agrees to provide Licensee with reasonable assistance during Licensor’s normal business hours in understanding all disclosures under Section 2.7 and will answer any technical inquiries concerning all disclosures under Section 2.7 during the Term. During the Term, and upon at least five (5) business days’ prior written notice (thirty (30) days prior written notice if travel is required), Licensor shall also provide to Licensee, on its behalf or a Sublicensee’s behalf, reasonable technical assistance and instruction during Licensor’s normal business hours, at Licensee’s sole option and expense, in understanding, interpreting, and applying the Licensed Intellectual Property. Licensor shall assign an individual as the “Licensee Project Manager” who shall be reasonably available for consultation by telephone, or in person at the office of Licensor, in connection with such assistance and instruction.

2.9 Efforts. Licensee shall exercise commercially reasonable efforts to manufacture and sell the Licensed Products in the Territory during the Term, consistent with sound and reasonable business practice and judgment that it applies to the sales of Licensee’s other products that are of similar market potential and strategic value as the Licensed Product, taking into account all relevant factors including product labeling or anticipated labeling, present and future market potential, past performance of the Licensed Product and such other products that are of similar market potential, financial return, medical and clinical considerations, present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due.

2.10 Covenant Not to Sue. Each Party agrees that it will covenant not to, and to cause its Affiliates not to assert any claim for infringement of any of the Licensed Patents or Party-owned or Licensed Patents against the other Party, any of its Affiliates or any of their respective successors, assigns, customers, users, licensees, service providers, distributors, retailers or direct or indirect suppliers. Notwithstanding the foregoing, nothing herein shall prevent a Party from asserting claims related to intellectual property or rights not subject to this Agreement, or for breaches of this License Agreement.

3. PROSECUTION; PROSECUTION OF THIRD PARTY INFRINGEMENT.

3.1 Prosecution.

(a) Licensee shall be responsible for the preparation, filing, prosecution, protection and maintenance of all Licensed Patents. Upon Licensor’s request, Licensee will: (a) instruct such patent counsel to furnish Licensor with copies of all correspondence relating to the Licensed Patents from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensor to review and comment on such response; (b) give Licensor a reasonable opportunity to review the text of each patent application before filing; (c) consult with Licensor with respect thereto; (d) supply Licensor with a copy of the application as filed, together with notice of its filing date and serial number; and (e) keep Licensor advised of the status of actual and prospective patent filings. Licensee shall give Licensor the opportunity to provide comments on the preparation, filing, prosecution, protection and maintenance of the Licensed Patents. All expenses incurred with respect to the preparation, filing, prosecution, protection and maintenance of the Licensed Patents shall be borne by Licensee (provided that Licensor shall be responsible for its own costs and costs of its own counsel to review and comment).

3.2 Prosecution of Third-Party Infringement.

(a) Each Party shall promptly notify the other Party of any and all infringement or other illegal use, misappropriation, other violation or misuse (“Infringement”) of the Licensed Intellectual Property or Licensed Marks that comes to such Party’s attention.

(b) Licensee shall have the first right (but not the obligations) to determine, in its sole discretion, whether to institute, prosecute, or settle allegations or actions for Infringement of the Licensed Intellectual Property or Licensed Marks by Third Parties or take any other action to prevent the Infringement of the Licensed Intellectual Property or Licensed Marks, and if required by law to maintain standing or otherwise requested by Licensee, Licensor will join as party plaintiff in such action at Licensee’s sole expense (for reasonable expenses), subject to Section 3.2(f), and may be represented in any such matter by counsel of its own choice; provided that such counsel shall act in an advisory capacity only, except with respect to matters solely directed to Licensor or to represent Licensor’s interests in maintaining the validity and enforceability of the Licensed Intellectual Property or Licensed Marks.

(c) Except to the extent expressly provided for (with respect to obligations to cooperate) above in Section 3.2(b), in the event of a Third Party’s allegations or Actions related to the invalidity or unenforceability of any Licensed Intellectual Property or Licensed Marks, Licensee shall have the first right (but not the obligation) to determine, in its sole discretion, whether and how to contest, institute, prosecute, settle, or take any other action with respect to such allegations or Actions. If required by law to maintain standing or otherwise requested by Licensee, Licensor will join as party plaintiff in such action if Licensor is not already a party to such action at Licensor’s sole expense (for reasonable expenses) and may be represented in any such matter by counsel of its own choice; provided that such counsel shall act in an advisory capacity only, except with respect to matters solely directed to Licensor or to represent Licensor’s interests in maintaining the validity and enforceability of the Licensed Intellectual Property or Licensed Marks. Licensor shall cooperate with Licensee in good faith to co-defend against any allegations of invalidity or unenforceability of any Licensed Intellectual Property or Licensed Marks.

(d) Each Party shall provide notice to the other Party before instituting an Action for Infringement or responding to such an Action brought by, or allegations with respect to Infringement made by, a Third Party.

(e) Each Party shall render the other Party all reasonable assistance requested by the other Party in connection with any matter pertaining to the protection, enforcement or Infringement, or validity or enforceability, of the Licensed Intellectual Property or Licensed Marks in accordance with this Section, whether in the courts, administrative or quasi-judicial agencies, or otherwise, and the Party requesting such assistance will reimburse the other Party for reasonable documented out-of-pocket costs preapproved by the Party requesting such assistance in writing and incurred by the other Party in connection with rendering such assistance.

(f) Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 3.2, shall applied (i) first to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such Action, (ii) second, to Licensee in reimbursement for lost sales (net of royalties) associated with Licensed Products and to Licensor in reimbursement for lost royalties owing hereunder based on such lost sales, and (iii) third, any amounts remaining shall be allocated as follows: (x) if Licensor is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to Licensor, (y) if Licensee is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to Licensee, and (z) if the suit is brought jointly, fifty percent (50%) to each Party.

(g) Neither Party shall, without prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), enter into any settlement that would: (i) adversely affect, admit non-infringement of, or otherwise impair any of the Licensed Intellectual Property or (ii) give rise to any liability or obligations of the other Party, or its or their licensees, licensors or sub-licensees (to the extent applicable).

4. ROYALTIES AND PAYMENT TERMS.

4.1 Upfront Payments, Royalties and Milestones. In consideration of the licenses granted herein, Licensee shall pay Licensor the consideration specified on Appendix IV, on a per Licensed Product-by-Licensed Product and Territory basis, as applicable:

(a) Upfront payments that will consist of cash and/or equity of Licensee as specified on Appendix IV, which will be paid and/or issued on the Effective Date. The number of shares of common stock of the Licensee to be issued (the “Shares”) shall be determined based on the closing price of the Licensee’s common stock on the Nasdaq Capital Market on April 30, 2025.

(b) a royalty as a percentage of Net Sales of any Licensed Product sold, leased or otherwise transferred by Licensee and/or its Sublicensees in the applicable Territory during the Term as specified on Appendix IV (collectively, the “Royalty Payments”).

(c) Milestone payments for each Licensed Product based on the achievement of certain milestones as specified on Appendix IV (collectively, the “Milestone Payments”). Each milestone payment shall be made only once, with respect to the first achievement of the relevant milestone for the first Licensed Product, regardless of how many times such milestones are achieved by Licensed Products and regardless of how many times a particular Licensed Product achieves such milestones. Milestone Payments to Licensor will be made within thirty (30) days of the initial occurrence of each of the milestone events.

(d) Within 60 days after the date hereof, the Licensee shall file a registration statement on Form S-3 (or other appropriate form if the Licensee is not then S-3 eligible) providing for the resale by the Licensor of the Shares issued hereunder. Licensee shall use commercially reasonable efforts to cause such registration statement to become effective following the filing thereof and to keep such registration statement effective at all times until Licensor no longer owns any Shares.

4.2 Payment Terms. Licensee shall pay all amounts due and payable to Licensor under this Agreement in United States dollars without deductions for taxes, assessments, fees, or charges of any kind, unless applicable. Within thirty (30) days after the end of each Calendar Quarter, Licensee shall pay (or cause to be paid) the amounts required hereunder to Licensor with respect to such Calendar Quarter and shall provide Licensor with a comprehensive report that sets forth the number of Licensed Products sold in the Territory during such Calendar Quarter with enough specificity so that Licensor may confirm the calculations of the Royalty Payments due to Licensor, which report shall include a list of the Licensed Products, gross sales amounts and Net Sales amounts. With respect to sales in foreign countries, the report shall also show the applicable exchange rate to convert from each country’s currency to United States Dollars, and the royalties payable in United States Dollars. If no Royalty Payments accrued during any Calendar Quarter, Licensee shall provide Licensor with a written statement to that effect in lieu of a report. Licensee shall make all Royalty Payments by wire transfer as follows, or as may be directed otherwise by Licensor.

4.3 Taxes. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). Licensee shall make any applicable withholding payments due on behalf of Licensor and shall provide Licensor upon request with such written documentation regarding any such payment as available to Licensee relating to an application by Licensor for a foreign tax credit for such payment with the United States Internal Revenue Service.

4.4 Records. During the Term and for a period of one (1) year after the final Royalty Payment to Licensor or as otherwise required by law, Licensee shall keep and maintain complete and accurate records of the sales of the Licensed Products that are reasonably necessary for calculation of Royalty Payments to be made to Licensor hereunder. Such records shall be kept at Licensee’s principal place of business.

4.5 Audit Rights. Licensor or its designees shall have the right to examine during normal business hours the records maintained in accordance with Section 4.4 from time to time, but no more frequently than once every twelve (12) months to verify compliance with the terms of this Agreement (except to the extent that an audit reveals an underpayment by Licensee, in which case, Licensor shall have the right to conduct one additional audit during such twelve (12) month period). Each such audit shall be conducted during Licensee’s normal business hours and upon reasonable prior written notice. The results of each audit shall be final and binding on the Parties, absent manifest error.

4.6 Accounting. All payments hereunder shall be made in the United States in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the quarter immediately preceding the applicable calendar quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

5. TERM AND TERMINATION; CONDITIONAL EFFECTIVE DATE; OPTION.

5.1 Term. Unless earlier terminated in accordance with the provisions of this Agreement, the term of this Agreement shall commence on the Effective Date and shall remain in effect until the * year anniversary thereof (the “Term”), and will automatically renew for additional terms of * year each (each a “Renewal Term”) unless either Party provides the other Party with at least * days’ prior written notice prior to the beginning of the next Renewal Term.

5.2 Termination. Notwithstanding the foregoing, this Agreement may be terminated by either Party:

(a) for a material breach of this Agreement or default as to any obligations hereunder by the other Party, unless the breaching Party shall have corrected such breach within sixty (60) days from the receipt by it of written notice thereof from the non-breaching Party;

(b) (a) in the event of a liquidation, dissolution, winding-up, or analogous cessation of the other Party’s existence or (b) upon the appointment of a receiver for the other Party or upon the filing by the other Party of a petition under the Federal Bankruptcy Act or sixty (60) days after the filing of an involuntary bankruptcy petition where such petition has not been vacated;

(c) By Licensee upon fifteen (15) days’ prior written notice to Licensor, if at any time (A) it shall, in its reasonable judgment, determine that (I) it is not reasonably practicable for medical or technical reasons to sell or to continue to sell the Licensed Products; or (II) Governmental Entity requirements make or would make registration or marketing of the Licensed Products not reasonably practicable.

5.3 Survival. Sections 1, 4, 5.3, 5.4, 5.5, 6.3 through 6.7, 7, 8.4, 9, and 10 shall survive any termination or expiration of this Agreement.

5.4 Effect of Termination. Subject to Section 5.5, upon the expiration or termination of this Agreement, as of the effective date of such termination all relevant licenses and sublicenses granted by Licensor to Licensee and Sublicensees hereunder shall terminate automatically; provided, however, Licensee, its Affiliates and its Sublicensees shall have the right, for three (3) months following the Term (the “Disposition Period”), to sell or otherwise dispose of the applicable Licensed Products then on hand in its inventory, in finished product form, with Royalty Payments to be paid to Licensor on all Net Sales of such Licensed Products as provided for in this Agreement within thirty (30) days of the end of the applicable Disposition Period.

5.5 Non-Compete. Within 30 days of the date hereto, Licensor and each stockholder of Licensor shall enter into an agreement with Licensee not to carry on in any jurisdiction that the Licensee has exclusivity or where there is active registration or commercial sales, for a period of two years, whether directly or indirectly, as a partner, stockholder, principal, agent, affiliate or consultant, any business or activity which competes in any aspect with the business conducted by Licensee.

6. REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY; INDEMNITY.

6.1 Representations and Warranties of Licensor.

(a) Authority. Licensor has the full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the licensing of the Licensed Intellectual Property Rights by Licensee. The execution, delivery, and performance by Licensor and its Affiliates of this Agreement and each of the related agreements to which Licensor or any Licensor Affiliate is or will be a party, and the consummation by Licensor and its Affiliates of the transactions contemplated by this Agreement, do not and will not require (a) any consent, approval, authorization, or action by any person not previously granted, obtained, or taken, or (b) any consent, approval, authorization, or action by, notification to, or filing with, any governmental authorities. The Licensor has a license in and to the Licensed Intellectual Property. The Licensor has the right, power and authority to grant to the Licensee all of the rights to the Licensed Intellectual Property as contemplated in this Agreement and there is no obligation for the Licensee to pay amounts to anyone other than the Licensor.

(b) Title and Contest. Licensor is the legal and beneficial owner of and has good and marketable title to the Licensed Intellectual Property, including, without limitation, all right, title, and interest to sue for past, present and future infringement thereof. Licensor has obtained and properly recorded previously executed assignments for the Licensed Patents as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction.

(c) Liens. To Licensor’s knowledge, the Licensed Intellectual Property Rights are, and as of the effectiveness of the assignment of each Licensed Intellectual Property Right to Licensee will be, free and clear of all Liens. There are no contracts, agreements, options, commitments, or rights with, to, or in any person to acquire any of the Licensed Intellectual Property Rights or any exclusive license or similar rights or authorizations to any of the Licensed Patents. Licensor is not aware of any actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Licensed Intellectual Property Rights.

(d) Existing Licenses. Appendix III sets forth a complete and accurate list of the agreements under which any rights, licenses or covenants not to sue have been granted to any third party under any of the Licensed Intellectual Property that would be legally binding upon or limit the rights of Licensee or any assignee of the Licensed Intellectual Property (but excluding, for the avoidance of doubt, any agreements under which software licenses have been granted by Licensor ·to end users or customers of Covered Products for such Covered Products in the ordinary course of business, which licenses were not granted expressly under the Licensed Intellectual Property) (“Existing License Agreements”), None of the Licensed Intellectual Property Rights is subject to any express or implied licensing obligations owed to any standards body.

(e) Restrictions on Rights. Licensor is not aware of anything causing Licensee or any of its Affiliates to be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Licensed Intellectual Property Rights because of any prior transaction related to Licensed Patent Rights.

(f) Validity and Enforceability. To Licensor’s knowledge, the Licensed Patents are not invalid or unenforceable under applicable law. For the avoidance of doubt, in no event shall this provision be interpreted as Licensor’s warranty of validity or enforceability of any of the Licensed Intellectual Property. None of the Licensed Intellectual Property has ever been found invalid or unenforceable, in whole or in part, for any reason in any administrative, arbitration, judicial or other proceeding, and Licensor has not received notice from any third party threatening the filing of any such proceeding.

(g) Conduct. Licensor, its Affiliates and its and their officers, directors, employees, agents, or other representatives (“Representatives”) have not engaged in any conduct, or, to Licensor’s knowledge, omitted to perform any necessary act, the result of which could render any Licensed Intellectual Property Right, invalid, unenforceable, abandoned or cancelled, including, without limitation, any misrepresentation of Licensor’s patent rights to a standard setting organization.

(h) Enforcement. None of the Licensed Intellectual Property Rights has been asserted by Licensor against any third party in a way the third party has been accused of infringing one or more of the Licensed Patents, Licensor is not aware of any third-party infringing, misappropriating, or violating any Licensed Patents.

(i) Patent Office Proceedings. None of the Licensed Intellectual Property is a subject of any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or are known by Licensor to be threatened or reasonably likely.

(j) Fees. All maintenance fees, annuities and other similar payments that have been due or payable with respect to the Licensed Intellectual Property have been timely paid. Appendix II sets forth a complete and accurate list of all maintenance fees, annuities, and other similar payments with respect to the Licensed Intellectual Property that will become due or payable within ninety (90) days after the Effective Date. Licensee agrees to pay the maintenance fees as set forth in Appendix II and any maintenance fees mutually agreed upon which become due during the term of this Agreement. In the event that any such maintenance fees are delinquent, Licensor shall pay such fees and Licensee agrees to indemnify Licensor for the payment of such fees.

(k) Good Standing. Licensor is a Delaware limited liability company and is in good standing, with full power to own the Licensed Intellectual Property.

6.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF TITLE, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

6.3 Indemnification by Licensor. Licensor shall be liable for, and shall defend, indemnify, and hold harmless Licensee and its Affiliates, and each of its and their respective Representatives, from and against any and all Losses in connection with a claim by a Third Party (i) alleging that the Licensed Intellectual Property or Licensed Marks infringes, misappropriates or otherwise violates any United States patent, trademark, trade secret or copyright of such Third Party, (ii) arising from any breach of Licensor’s representations and warranties in Section 6.1, or (iii) arising from Licensor’s gross negligence, willful misconduct or fraud. Licensor’s indemnification obligation shall not apply to any Losses to the extent directly attributable to Losses for which Licensee is obligated to indemnify Licensor under Section 6.4. In the event that the Licensed Intellectual Property or Licensed Marks used in the Licensed Products are alleged or found to be misappropriated or infringe the intellectual property rights of a Third Party, Licensor shall, at its sole expense, either procure the right for Licensee to continue using such Licensed Products or replace or modify the Licensed Intellectual Property or Licensed Marks so that they are no longer infringing or misappropriating intellectual property rights of others.

6.4 Indemnification by Licensee. Licensee shall be liable for, and shall defend, indemnify, and hold harmless Licensor and its Affiliates, and each of its and their respective Representatives, from and against any and all Losses in connection with a claim by a Third Party, incurred, sustained or suffered by any of the foregoing as a result of or arising out of (i) Licensee’s exploitation of the Licensed Intellectual Property or the manufacture, use, sale, offer for sale, exportation or importation, installation, repair or maintenance of Licensed Products, including, without limitation, death, injury to Persons or damage to property, product liability and tort liability; or (ii) Licensee’s gross negligence, willful misconduct or fraud. Licensee’s indemnification obligation shall not apply to any Losses to the extent directly attributable to Losses for which Licensor is obligated to indemnify Licensee under Section 6.3.

6.5 Indemnification Procedure. In the event that any Party, its Affiliates or its or their Representatives is seeking indemnification under Sections 6.3 or 6.4 above (“Indemnitee”) from the other Party (the “Indemnifying Party”), the other Party shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party (on behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations hereunder shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Sections 6.3 or 6.4.

6.6 Limitation on Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO ANY OTHER PARTY FOR ANY PUNITIVE, RELIANCE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCTS.

7. CONFIDENTIALITY.

7.1 Confidentiality and Non-Use. During the Term of this Agreement, Licensee is willing to disclose Licensee Confidential Information to Licensor and Licensor is willing to disclose Licensor Confidential Information to Licensee on the following terms: (i) the Party receiving the Confidential Information (the “Receiving Party”) shall receive, maintain, and hold the Confidential Information of the Party disclosing the Confidential information (the “Disclosing Party”) in strict confidence and not share, disclose or otherwise distribute such Confidential Information to any Third Party, using at least the same degree of care as it uses to protect its own Confidential Information, but in no case less than reasonable care; and (ii) the Receiving Party shall not utilize such Confidential Information other than for the performance of its obligations hereunder. These obligations shall survive the termination or expiration of this Agreement for a period of five (5) years.

7.2 Exceptions. The obligations set forth in Section 7.1, above, shall not extend to any portion of Confidential Information: (i) which is known to Receiving Party prior to disclosure or is information generally available to the public at the time of disclosure; (ii) which was not acquired at any time directly or indirectly and/or in any manner, from Disclosing Party and which Receiving Party lawfully had in its possession prior to the first date written above, (iii) which, after the time of disclosure, through no act or omission on the part of Receiving Party or any of its Affiliates or Representatives, becomes information generally available to the public; (iv) at the time of disclosure is, or thereafter becomes, available to Receiving Party on a non-confidential basis from a Third Party, provided that such Third Party is not and was not prohibited from disclosing such Confidential Information to Receiving Party by any legal, fiduciary or contractual obligation; (v) is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or (vi) is required to be disclosed by Law; provided, however, that if a Party is required by Law to make any such disclosure of the other Party’s Confidential Information, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

7.3 Permitted Disclosures. Notwithstanding Section 7.1, Confidential Information may be disclosed to employees, agents, consultants, Affiliates, and Sublicensees of the Receiving Party, on a “need-to-know” basis, solely to the extent permitted or required to accomplish the purposes of this Agreement. The Receiving Party shall be responsible for any inadvertent unauthorized disclosure, delivery or use of any of the Disclosing Party’s Confidential Information, and shall immediately notify the Disclosing Party in writing and use its best efforts to prevent further unauthorized disclosure, delivery or use and to mitigate the consequences of such inadvertent unauthorized disclosure, delivery or use.

7.4 Return of Confidential Information. At any time upon the request of Disclosing Party after the expiration or termination of this Agreement, the Confidential Information of the Disclosing Party in the possession of the Receiving Party, including all copies and/or any other form or reproduction and/or description thereof made by Receiving Party, shall, at Disclosing Party’s option, be returned to the Disclosing Party or destroyed.

7.5 Equitable Relief. Each Party agrees that should the provisions of this Section 7 be breached, money damages would be inadequate to remedy such a breach. As a result, each Party shall be entitled to seek, and a court of competent jurisdiction may grant, specific performance and injunctive or other equitable relief as a remedy for any such breach of this Section 7. Such remedy shall be in addition to all other remedies, including injunctive relief and money damages, available to each Party at law or in equity.

8. INTELLECTUAL PROPERTY; COMMERCIALIZATION

8.1 Responsibilities of Licensee. From and after the Effective Date, Licensee shall have full control and authority over (i) the research and development in connection with seeking, obtaining and/or maintaining any regulatory approval for such Licensed Product in the Territory, including without limitation, the FDA and/or any foreign regulatory authority, (ii) all activities relating to manufacture and supply of all Licensed Products, (iii) all marketing, promotion, sales, distribution, import and export activities relating to any Licensed Product, and (iv) all activities relating to any regulatory filings, registrations, applications and regulatory approvals relating to any of the foregoing (including any CE Mark in the EU). Licensee shall own all data, results and all other information arising from any such activities under this Agreement, including without limitation, all regulatory filings, registrations, and applications relating to Licensed Products, and all of the foregoing information, documentation and materials shall be considered Confidential Information solely owned by Licensee, all at Licensee’s sole cost and expense, excluding the Licensed Intellectual Property and Licensed Marks and except as otherwise expressly provided in this Agreement.

8.2 Regulatory Filings; Inspections. On the Effective Date, Licensor shall deliver to Licensee the Regulatory Approvals and Regulatory Documentation. The Parties will agree upon procedures to ensure the transition to Licensee of all regulatory activities related to the Licensed Products, including adverse event reporting, quarterly and annual FDA reports (including corresponding documents from any other analogous agency and communication with health care professionals and customers, as applicable). The Parties shall cooperate in good faith as reasonably required with respect to the conduct of any inspections required by the FDA or similar Governmental Entity of a Party’s site and facilities related to their respective rights and obligations under this Agreement. Each Party agrees to promptly and timely respond to all requests from the FDA or similar Governmental Entity and to promptly notify and cooperate with the other Party about such requests. As between the Parties, Licensee shall be responsible for all communications with the FDA and any other Governmental Entity in the Territory during the term of this Agreement relating to the Licensed Products.

8.3 Insurance. Each Party shall, at its own expense, procure and maintain during the Term product liability insurance with coverage equal to at least $1 million per occurrence and in the aggregate. Each insurance policy required by and procured by a Party under this Section 8.3 shall name the other party as an additional insured. Each Party shall provide the other Party with a certificate of insurance or other evidence of such insurance, upon request. Each Party shall provide the other Party with written notice at least thirty (30) days’ prior to the cancellation, non-renewal or a material change of or in such insurance which materially adversely affects the rights of the other Party hereunder.

8.4 Intellectual Property Ownership.

(a) Inventorship. Except as set out in Section 8.4(b), inventorship of inventions and discoveries conceived and reduced to practice during the Term shall be determined in accordance with the rules of inventorship under United States patent laws. Licensor shall solely own all intellectual property rights that encompass all such inventions and discoveries that are solely invented by Licensor. Licensee shall solely own all intellectual property rights that encompass all such inventions and discoveries that are solely invented by Licensee.

(b) Joint Inventions. The Parties do not intend to conduct any activities under this Agreement which could result in inventions or discoveries in which one or more employees, officers, directors, contractors or agents of Licensor and one (1) or more employees, officers, directors, contractors or agents of Licensee have contributed in a significant manner to the conception of such invention or discovery (“Joint Inventions”). Any joint development work shall only be conducted following the execution of a separate agreement by both Parties documenting their respective rights and obligations in connection with such joint development work and resulting Joint Inventions.

(c) New Products. Notwithstanding anything in this Agreement to the contrary, Licensee may develop products or services, or have products or services developed, or enter into any future agreements with Third Parties regarding products or services similar to the Licensed Products but that do not infringe on the Licensed Intellectual Property and Licensed Marks (“New Products”).

9. NOTICES.

All notices and consents hereunder shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person, by one-day courier service or by electronic mail transmission (provided a copy is sent by one-day courier service) to the respective mailing address or email address provided below or to such other mailing address or email as either Party shall designate by written notice to the other in such manner:

If to Licensor:	New Day Diagnostics LLC

With a copy to:	PAG.LAW, PLLC 1441 Brickell Ave., STE. 1120, Miami, FL 33131 Attention: Juan Pablo Cappello Email: jp@pag.law

If to Licensee:	Hepion Pharmaceuticals, Inc.

With a copy to:	Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112

Attention: Jeffrey Fessler
Email: jfessler@sheppardmullin.com

10. MISCELLANEOUS.

10.1 Force Majeure. In the event that either Party is unable to perform any of its obligations under this Agreement, or to enjoy any of its benefits because of any failure or delay in the performance of its obligations on account of fire, natural disaster, actions or decrees of Governmental Entities, riots, flood, storm, earthquake, acts of God, hostilities or any other cause beyond its reasonable control (a “Force Majeure Event”), the Party who has been so affected shall immediately give written notice to the other Party and shall do everything reasonably possible to resume performance. Upon receipt of such notice, all obligations under the Agreement shall be immediately suspended. If the period of nonperformance exceeds thirty (30) days from the receipt of notice of the Force Majeure Event, the Party whose ability to perform has not been so affected may, by giving written notice, terminate the Agreement. Delays in delivery due to Force Majeure Events shall automatically extend the delivery date for a period equal to the duration of such Force Majeure Events.

10.2 Severability of Provisions. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court or authority of competent jurisdiction, the Parties shall endeavor to replace it by another provision that will as closely as possible reflect their original intention. The validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.3 Waiver of Default. Failure of either Party at any time to require performance of any provision of this Agreement shall not affect the right to require full performance thereof at any time thereafter. The waiver of any default under this Agreement by either Party shall not constitute a waiver of any rights for any subsequent default.

10.4 Headings. Headings used in this Agreement are for convenience of reference only and shall not be deemed part of this Agreement.

10.5 Governing Law. The validity, construction, and interpretation of this Agreement and any determination of the performance that this Agreement requires will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the choice of law provisions thereof. Any claim to interpret or enforce the provisions of this Agreement shall be brought exclusively within the Chancery Court of the State of Delaware. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

10.6 Independent Contractor. Each Party hereto shall be and remain an independent contractor and nothing herein shall be deemed to constitute the Parties as partners. Further, neither Party shall have any authority to act, or attempt to act, or represent itself, directly or by implication, as an agent of the other or in any manner assume or create, or attempt to assume or create, any obligation on behalf of or in the name of the other, nor shall either be deemed the agent of the other.

10.7 Publicity. Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to any investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential. In the event that such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure. The Parties, upon the execution of this Agreement, will mutually agree to a press release with respect to this transaction for publication. Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

10.8 Assignment. Except as provided below, neither Party may assign this Agreement or assign or delegate any of the rights, interests or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void. Subject to the foregoing, any Party shall have the right to assign this Agreement or any rights under or interests in this Agreement to any parent, subsidiary or Affiliate, or in connection with the transfer or sale of all or substantially all of such Party’s assets or business, or in the event of its merger, consolidation, change in control or similar transaction. Each Party shall require, as a condition to any such assignment, that the counterparty to such assignment assumes the obligations under this Agreement as part of such transaction. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

10.9 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensor, are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or analogous provisions of applicable law outside the United States, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of applicable law outside the United States. Licensor agrees that Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of applicable law outside the United States that provide similar protection for licensees of intellectual property.

10.10 Entire Agreement; Amendments. This Agreement, and the Appendices hereto, constitutes the entire agreement between Licensee and Licensor with respect to the subject matter hereof. This Agreement supersedes all prior agreements, understandings, representations, and statements, if any, regarding the subject matter contained herein, whether oral or written and no amendment of this Agreement shall be valid and binding upon the Parties unless made in writing and signed on behalf of each of such Parties by their respective authorized officers.

10.11 Dispute Resolution. In the event of any dispute between the Parties with respect to this Agreement and the transactions covered hereby, the Parties agree that either Party may request in writing that a meeting of management level designees of the Parties be held to undertake good faith discussions with a view to reaching a compromise settlement. In such case, such meeting shall be held at the offices of the requesting Party within thirty (30) days of such request. In the event that the Parties fail to resolve the dispute within thirty (30) days of such meeting, either Party may pursue appropriate legal remedies.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[SIGNATURES FOLLOW]

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The Parties have caused their respective duly authorized representatives to execute this Agreement as of the Effective Date.

Hepion Pharmaceuticals, Inc.		New Day Diagnostics LLC

By:	/s/ John Brancaccio	By:	/s/ Eric Mayer
Name:	John Brancaccio	Name:	Eric Mayer
Title:	Interim CEO	Title:	CEO

APPENDIX I

TERRITORY

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APPENDIX II

LICENSED PATENTS, LICENSED MARKS, REGULATORY APPROVALS AND MAINTENANCE FEES

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APPENDIX III

LICENSE AND DISTRIBUTION AGREEMENT

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APPENDIX IV

PAYMENTS, ROYALTIES AND MILESTONES

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